Exhibit 99.1

News Release

IPSCO INC. ADOPTS AMENDED SHAREHOLDER RIGHTS PLAN

[Lisle, Illinois] [February 23, 2007] – IPSCO Inc. (NYSE/TSX:IPS) announced today its Board of Directors has approved a new shareholder rights plan dated February 23, 2007 (the “Amended Plan”). The Amended Plan will ensure IPSCO and its shareholders continue to receive the benefits associated with IPSCO’s current shareholder rights plan (the “Old Plan”) which expires at the close of business of the annual meeting of shareholders in April 2007. As with the Old Plan, the Amended Plan is designed both to encourage the fair and equal treatment of IPSCO shareholders in connection with any take-over bid and to ensure IPSCO’s shareholders and board of directors have sufficient time to consider whether there are other options that would more effectively maximize shareholder value. The terms of the Amended Plan are similar to those in rights plans recently approved by shareholders of other Canadian companies.

“This Shareholder Rights Plan is intended to help protect our shareholders and is designed to help ensure they will receive fair and equal treatment in the event of any takeover,’’ stated IPSCO’s Board Chairman, Burton Joyce.

Subject to receiving requisite regulatory approvals from the Toronto Stock Exchange and to shareholder ratification, the Amended Plan will be in effect until the ninth anniversary from IPSCO’s annual meeting in April of 2007. Shareholder approval of the Amended Plan will be sought at that annual meeting and if ratified, the Amended Plan will be subject to reconfirmation at IPSCO ‘s annual meetings on the third and sixth anniversary from the 2007 annual meeting.

The rights issued under the Amended Plan will initially attach to and trade with IPSCO’s Common Shares and no separate certificates will be issued unless an event triggering these rights occurs. The rights become exercisable only when a person, including any party related to it, acquires, or announces its intention to acquire, beneficial ownership of 20 per cent of IPSCO’s then outstanding common shares without complying with the “permitted bid’’ provisions of the Amended Plan, or without otherwise receiving the approval of IPSCO’s board of directors. Should such an acquisition occur, each right would entitle a holder, other than the acquiring person or persons related to it, to purchase common shares of IPSCO at a 50 per cent discount to the then current market price.

A “permitted bid’’ is a bid made to all holders of IPSCO’s outstanding voting securities that is open for at least 60 days. If at the end of the 60 day period, more than 50 per cent of IPSCO’s then outstanding common shares alone, other than those securities owned by the party making the bid and certain related persons, have been tendered, such party may take up and pay for the voting securities but must extend the bid for a further 10 business days to allow other shareholders to tender.

A copy of the Amended Plan will be filed on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

IPSCO is a leading low cost producer of energy tubulars and steel plate in North America with an annual liquid steel making capacity of 4.3 million tons. The Company operates four steel mills, eleven pipe mills, nine product finishing facilities and nine scrap processing centers in 25 geographic locations across the United States and Canada. IPSCO’s pipe mills produce a wide range of seamless and welded energy tubular products including oil & gas well casing and tubing, line pipe, drill pipe, large diameter transmission pipe, standard pipe and hollow structurals. The Company also manufactures premium connections for oil and natural gas drilling and production under its ULTRA™ brand name. IPSCO trades as “IPS” on both the New York and Toronto Stock Exchanges. For more information about IPSCO, log on to www.ipsco.com.

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believes”, “expect”, “will”, “can” and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements. Although IPSCO Inc. believes that the anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information. Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include: weather conditions affecting the oil patch; drilling rig availability; demand for oil and gas; supply, demand and price for scrap metal and other raw materials; supply, demand and price for electricity and natural gas; demand and prices for products produced by the Company; general economic conditions; the extent and timing of our ability to integrate and obtain enhancements and cost savings following the acquisition of NS Group, Inc.; and changes in financial markets. These and other factors are outlined in IPSCO’s regulatory filings with the Securities and Exchange Commission and Canadian securities regulators, including those in IPSCO’s 2005 Form 10-K, particularly as discussed under the heading “Statement Regarding Forward Looking Information” and “Risk Factors Related To Our Industry”. The Company undertakes no obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.

Company Contact:

Tom Filstrup, Director of Investor Relations

Tel. 630 810-4772

tfilstrup@ipsco.com

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